Exhibit 10.36
CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is entered into effective the 1st day of March, 2007, by and between Daybreak Oil and Gas, Inc., (“Daybreak”), a Washington corporation, and Jeffrey R. Dworkin located in Calgary, Alberta, Canada.

Whereas, Daybreak desires to be assured of the association and services of the Consultant in order to avail itself of the Consultant’s experience, skills, abilities, knowledge and background to facilitate long range strategic planning and to advise Daybreak in business and/or exploration matters, and

Whereas, Daybreak wishes to engage Consultant to provide advisory and other services for Daybreak and Consultant wishes to accept such engagement, all on the terms and conditions set forth herein.

Whereas, the Board of Directors of the Company considers it to be in the best interests of the Company to enter into this Agreement with the Consultant and this Agreement has been duly approved by the Board of Directors of the Company;

Whereas, the Consultant shall make his services available, as requested, to perform this Agreement;

Now therefore, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Engagement.  Daybreak hereby engages the Consultant and the Consultant hereby accepts the engagement, to become a consultant to Daybreak and to render such advice, consultation, information, and services to the directors and officers of Daybreak regarding public company corporate governance and legal knowledge of oil and gas industry contracts including but not limited to:

(a)           assist in creation and implementation of corporate governance standards

(b)           review and advise on oil and gas mineral rights leases;

The Consultant will report to the person or positions designated by the Company to whom the Consultant will be reporting and will discharge such duties and responsibilities as are assigned to the Consultant from time to time.

The Consultant represents that he is duly qualified to perform the duties hereunder and further covenant that in performing his duties hereunder, he will not engage in activity that is in violation of applicable security laws or subject the Corporation to liability thereunder.

2.           Term.  The term of this Agreement shall commence on March 1, 2007 and continue in effect until February 29, 2008.  Notwithstanding the foregoing, this Agreement may be terminated prior to the end of the term by either Daybreak or Consultant, for any reason or for no

CONSULTING SERVICES AGREEMENT

reason, upon thirty (30) days written notice to the other party.  In the event of termination, Consultant shall be entitled to all fees and other consideration contained in this Agreement earned and accrued to the effective date of termination.

3.           Compensation.

(a)           Monetary.  In exchange for his commitment to provide services to Daybreak under Section One above, Daybreak agrees to pay Consultant a hourly rate in the amount of One Hundred Fifty Dollars ($150.00) plus out of pocket expenses. The Consultant shall submit invoices to the Corporation for each month or portion thereof for which services are provided during the period covered by the invoice and also including any proper claim for travel expenses.  Each invoice shall indicate the period covered, the month or portion of a month worked, the rate and the total charge for consulting services.

During the term of this agreement, Consultant is entitled to reimbursement for reasonable business expenses incurred on behalf of Daybreak in accordance with the standard practice for the reimbursement policies and procedures established by Daybreak. All out-of-pocket expenses submitted for reimbursement, shall be done in a timely manner. Such timely manner shall be defined as the expense reimbursement request shall be received by Daybreak no later than sixty (60) days after the date of the expense receipt or the occurrence of such expense. Any expense receipt dated sixty (60) days earlier than the expense reimbursement request is received shall not be eligible for reimbursement by Daybreak. If any receipt for a charge on a Company credit card is not submitted to Daybreak within sixty (60) days of the transaction date, the transaction amount can be charged back to the Consultant or be deducted from the Consultant’s next invoice. Compensation provided Consultant under this Agreement takes into account Consultant’s personal obligation to incur and pay certain additional expenses required of Consultant as a consultant of Daybreak for which Daybreak is under no obligation to reimburse Consultant.

4.           Independent Contractor Status.  In the performance of the work contemplated in this Agreement, Consultant is an independent contractor with the authority to control and direct the performance of the details of the work, Daybreak being interested only in the results obtained.  Consultant is not an agent or employee of Daybreak for any purpose, and the employees of Consultant are not entitled to any of the benefits that Daybreak provides for its employees.  Consultant shall be responsible for payment of all taxes, including federal, state, and local taxes arising out of its activities under this Agreement, including, but not limited to, income tax, social security tax, and unemployment insurance tax that might be due.  It is understood that Daybreak does not agree to use Consultant exclusively.  Nothing in this Agreement shall constitute or be construed as a creation of a partnership or joint venture between Consultant and Daybreak, or their successors or assigns.  The parties acknowledge and agree that Consultant, its principals, associates and employees, are not engaged in the practice of law nor are they engaged in providing legal advice or counsel in connection with their representation of Daybreak.  The parties further acknowledge and agree that any association or referral with or to any law firm by or with Consultant shall not be considered or construed to be the practice of law by Consultant in connection with such association or referral.

CONSULTING SERVICES AGREEMENT

5.           Confidential Information.  In the course of providing services for Daybreak, each of Daybreak and Consultant may learn or discover information that is identified by the other as non-public, proprietary information.  Each of Daybreak and Consultant agrees that, during the term of engagement and for a period of twenty-four (24) months thereafter, it will not, directly or indirectly, disclose or use any such information of the other party (“Confidential Information”) without the consent of such party.  Confidential Information shall not include: information which is currently in the public domain or hereafter enters the public domain without the fault or involvement of the receiving party; information known to the receiving party prior to its disclosure by other party and information disclosed to a receiving party from a source (other than the other party) having a lawful right to make such disclosure to the receiving party, or information required to be disclosed under any court order or governmental directive. The terms of this Agreement shall be treated as Confidential Information by both parties.

6.           Summons/Subpoenas.  In the event that Consultant or any party acting on behalf of Consultant (Consultant and any such person being a “Subpoenaed Party”) receives a subpoena or summons requesting that the Subpoenaed Party produce documents or records containing Confidential Information of Daybreak or otherwise pertaining to the services rendered hereunder or testify concerning such Confidential Information of Daybreak or services, the Subpoenaed Party will immediately notify Daybreak.  Daybreak may, within the time permitted for the Subpoenaed Party to respond to any such requests, initiate such legal action seeking a protective order or other relief as Daybreak deems appropriate to protect information from disclosure.  If Daybreak takes no action within the time permitted for the Subpoenaed Party to respond or if Daybreak’s actions do not result in a judicial order preventing the Subpoenaed Party from supplying or disclosing the requested information or testifying, the Subpoenaed Party may comply with the request.  Daybreak agrees to reimburse and pay the Subpoenaed Party for all costs and expenses incurred by the Subpoenaed Party (or such person) in connection with any such summons or subpoenas concerning Daybreak, including reasonable attorney’s fees and time spent by the Subpoenaed Party ‘s personnel, billed at their regular rates.

7.           Indemnification.  Each party agrees to indemnify and hold the other party, its officers and employees, harmless against any and all claims, lawsuits, judgments, costs, liens, losses, expenses, fees (including reasonable attorney’s fees and costs of defense), proceedings, actions, demands, causes of action, liability and suits of any kind and nature, including but not limited to, personal injury (including death), property damage, or other harm for which recovery damages is sought that may arise out of or be occasioned or caused by each party’s negligent act, error or omission or the negligent act, error or omission of any agent, officer, director, representative, employee, consultant or subconsultant of each party and their respective officers, agents, employees, directors and representatives while in the exercise of performance of the rights or duties under this Agreement.

8.           General.

(a)           This Agreement shall be interpreted and construed in accordance with the laws of the State of Washington without giving effect to principles of conflict of law.  Any action arising in connection with this Agreement must be brought in Spokane County Superior Court, Spokane, Washington.  By this Agreement, the parties confer jurisdiction over the subject matter of and parties to this Agreement.  The party who prevails in any such action will be entitled to an award of the reasonable costs and attorneys’ fees incurred in the action.

CONSULTING SERVICES AGREEMENT

(b)           The terms and conditions set forth in this Agreement are intended by Daybreak and Consultant to constitute the final and complete statement of their agreement, and all prior proposals, communications, negotiations, understandings, and representations relating to the subject matter of this Agreement, whether verbal or written, are hereby superseded.  No modification or amendment of this Agreement shall be effected unless the same is in writing and signed by both parties.

(c)           Any notice required or desired to be given under this Agreement shall be given in writing and sent by certified mail, return receipt requested, addressed as follows:

i.           To Daybreak:

Daybreak Oil and Gas, Inc.
Thomas C. Kilbourne
1012 Washington Mutual Financial Center
601 West Main Avenue
Spokane, Washington 99201

ii.           To Consultant:

Jeffrey R. Dworkin
1001 13th Ave S.W.
# 320
Calgary, AB  Canada T2R 0RL5

Notice shall be effective upon receipt.

(d)           Consultant consents in advance to Daybreak’s right to assign this Agreement to any successor in interest that expressly assumes Daybreak’s obligations hereunder in writing.  Consultant may not assign its rights and obligations under this Agreement.

(e)    Each of the sections contained herein shall be and remain separate from, independent of, and severable from all and any other sections herein except as otherwise indicated by the context of this Agreement.  Any decision or declaration that one or more of the sections or subsections are null and void shall have no effect on the remaining sections or subsections of this Agreement.

(f)    Upon any termination of employment, Consultant shall within ten (10) business days, deliver or cause to be delivered to the Company all books, documents, effects, monies received in trust, or other property belonging to the Company or its subsidiaries for which the Company or its subsidiaries are liable to others, which are in possession, charge, control, or custody of the Consultant.

CONSULTING SERVICES AGREEMENT

(g)    This Agreement shall inure to the benefit of and be binding upon the Consultant and its heirs, executors, legal personal representatives, and administrators, and upon the Company.

(h)    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute a single agreement.  Facsimile signatures shall be good and sufficient evidence of signature for all purposes of this Agreement.

(i)    The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or of any other provisions of this Agreement

The parties have executed this Agreement as of the   31   day of May, 2007.

COMPANY:
Daybreak Oil and Gas, Inc.

By: /s/ Thomas C. Kilbourne
       Thomas C. Kilbourne, Treasurer

CONSULTANT:
Jeffrey R. Dworkin

By: /s/ Jeffrey R. Dworkin
      Jeffrey R. Dworkin

CONSULTING SERVICES AGREEMENT